Exhibit 23.2
CONSENT OF ERNST & YOUNG LLP,
REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-126344) pertaining to the 2005 Omnibus Equity Compensation Plan of Resource America, Inc. of our report dated February 2, 2007, with respect to the financial statements of Trapeza Capital Management LLC, included in Form 10-K/A of Resource America, Inc.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
March 29, 2007